EXHIBIT 99.1
John B. Sanfilippo and Son, Inc. Voluntarily Recalls Baking Classics Brand
Walnut Halves and Pieces and Baking Classics Brand Nut Topping Due to
Possible Health Risk
FOR IMMEDIATE RELEASE — ELGIN, IL, October 9, 2009 — John B. Sanfilippo and Son, Inc. (JBSS) announced today that it is voluntarily recalling Baking Classics brand Walnut Halves and Pieces packaged in 16 oz. bags and Baking Classics brand Nut Topping packaged in 2 oz. bags as a precautionary measure because the product may be contaminated with Listeria monocytogenes.
To date, JBSS has not received any reports of illnesses in connection with the items listed below.
Consumers who have recently purchased the items listed below should not consume this product and should return it the store of purchase for a full refund or replacement.
Consumption of food contaminated with Listeria monocytogenes can cause listeriosis, an uncommon but potentially serious disease. The most common manifestation of listeriosis is meningitis, which has symptoms of high fever, severe headache, neck stiffness and nausea. Listeriosis can also cause miscarriages and stillbirths, as well as serious and sometimes fatal infections to infants, the elderly and those with weakened immune systems such as persons with chronic diseases or taking chemotherapy for cancer.
For more information, please visit the Centers for Disease Control and Prevention’s website at www.cdc.gov.
The following items have been sold under the Baking Classics brand to retailers located in IA, IL, IN, KY, MD, MO, NY, OH, PA and WV.

JBSS
ITEM			PRODUCT		DATE
CODE	PKG UPC #	BRAND	DESCRIPTION	UNIT WT.	CODE
02678	04113002059	BAKING CLASSICS	NUT TOPPING	2 OZ.	BEST BY 9/28/10
03250	04113001174	BAKING CLASSICS	WALNUT HALVES & PIECES	16 OZ.	SELL BY 9/24/10
-more-

Consumer Contact Information:
Consumers who have questions about the recalled walnut halves and pieces may contact John B. Sanfilippo & Son, Inc. Customer Service at (800) 874-8734 Monday through Friday from 8:30 AM to 5:00 PM Central Standard Time.
Regulatory Agency Contact: Mike Valentine, Chief Financial Officer, (847) 214-4509, mvalentine@jbssinc.com
Supervalu Contact: Susie Bell, (952) 828-4356, susan.bell@supervalu.com
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